EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Troy Financial Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-43260) on Form S-8 of Troy Financial Corporation of our report dated May 29, 2003, with respect to the statements of net assets available for benefits of The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2002 annual report on Form 11-K of Troy Financial Corporation.

                                          /s/ KPMG LLP

Albany, New York
June 26, 2003